PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) between Lincolnway Energy, LLC., an Iowa corporation (the “Company”) and Flag Leaf Financial Management Inc., a Nebraska corporation (“Consultant”) is made effective as of July 31, 2019 (the “Effective Date”).

1.
Commencement of Services. This Agreement shall commence on the Effective Date and shall continue until January 31, 2020 (the “Consulting Term”). The Agreement shall renew automatically for two (2) six (6)-month periods thereafter or until such time as either Consultant or Company terminates the Agreement. Notwithstanding anything to the contrary contained herein, The Parties agree that either Company or Consultant may terminate this Agreement or a Scope of Work at any time for any reason or for no reason by giving the other Party at least thirty (30) days written notice before the effective termination date. Upon Termination, any Compensation is due payable immediately.

2.
Consulting Services; Compensation. The Company has engaged Consultant to provide services as described in Exhibit A (collectively, the “Services”) in exchange for the Company paying Consultant the compensation set forth in Exhibit A. Consultant shall generally perform the Work on its own premises; provided, however, that Consultant shall be available for travel if and to the extent required to properly complete the services, including travel to Company’s offices and/or project site(s) from time to time for meetings with Company’s management and staff.

For the avoidance of doubt, Consultant shall not act as a broker or dealer with respect to the offer or sale of any securities of the Company and the performance by Consultant of the Services shall be limited to comply with all federal and state securities laws. Consultant will devote the time necessary to perform the Services contemplated herein, as determined by Consultant in his sole discretion.

3.
Independent Contractor. Consultant is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, the Company. The manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to speak for, represent or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

4.
Confidentiality. As used herein, the term “Confidential Information” means (i) proprietary information of the party (“disclosing party”), including without limitation all trade secrets, inventions, designs, software, know-how, strategies, customer lists, supplier lists, financial information and all information related to the business, activities and customers of the disclosing party; (ii) information marked or designated as confidential; and (iii) information, whether or not in written form and whether or not designated as confidential, that the party receiving the Confidential Information (the “receiving party”) knows or should know is treated as confidential. Confidential Information shall not include (a) information about the disclosing party which is or becomes generally available to the public through no fault of the receiving party, (b) information independently known to the receiving party, and (c) information about the disclosing party which the receiving party receives from a third party not under an obligation of confidentiality to the disclosing party. The parties agree not to use or disclose Confidential Information for their own benefit without the express written consent of the other party. Each party shall hold Confidential Information of the other party in strict confidence and shall not reveal such Confidential Information to any third parties without the express written consent of the disclosing party, except to employees and independent contractors of the receiving party in accordance with the terms of this Agreement. The parties warrant that each of their employees and independent contractors privy to this Agreement or involved in any way with the Services shall comply with the obligations of confidentiality imposed by this Section 4. If either party receiving Confidential Information is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information, such party will immediately notify the disclosing party and provide it with such information as may be necessary for the disclosing party to take such action as it deems necessary to protect its interests. The provisions of this Section 4 shall survive the termination of this Agreement

5.
Assignment of Inventions. Company agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of Consultant unless otherwise defined in written agreement between the parties.

6.
Ownership Rights. Consultant grants to Company the right to use the work product generated by Consultant for Company under this Agreement for the development of Company’s projects. Company agrees not to sell or share any of the Consultant’s work product with a third party for the use by or benefit of any party other than Company. Consultant acknowledges that Company’s Confidential Information under Section 4 shall not be used for any other purpose other than described in this Agreement and Exhibit A. Consultant’s personnel and administrative files and its proprietary financial, agricultural and economic models will remain owned by Consultant; the output from the models will be provided for Company’s use on projects it develops and owns.

7.
IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUCH AS LOSS OF PROFITS OR LOSS OF USE. This limitation shall apply whether the cause of action relates to this agreement or arises out of the services provided by party under this agreement, and shall apply regardless of the legal theory (tort, contract or otherwise) upon which the action is based.

Each party waives all claims for recovery from the other party for any bodily injury (including death) to any of its personnel or any loss of or damage to any of its property, to the extent of any recovery collectible under its insurance; however, this waiver shall apply only when permitted by the applicable insurance policy.

8.
Limitation of Liability. Both parties’ maximum liability under this Agreement shall be the aggregate amount of the compensation agreed to be paid by Company to Consultant for each Phase in the Scope of Work.

9.
Indemnification. The Company agrees to indemnify and hold Consultant harmless from and against any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative by reason of any acts, omissions, or alleged acts or omissions arising out of Consultant's activities in furtherance of the interests of Company and any losses, damages or expenses for which Consultant has not otherwise been reimbursed actually and reasonably incurred by Consultant in connection with such action, suit or proceeding, unless such act or omission was the result of (i) any act of gross negligence or willful malfeasance related to the Company, (ii) any breach of this Agreement in any material respect, or (iii) any criminal act if Consultant had reasonable cause at the time of such action to believe such action was unlawful.

10.
Company Property. All Company property, including without limitation information in written or electronic form, in the possession or control of Consultant will be returned by Consultant to Company on written demand, or at the termination of this Agreement, whichever shall come first.

11.
Dispute Resolution. Either Company or Consultant may request mediation of any claim related or connected in any way to this Agreement (“Claim”). The mediation will be governed by the standards of the American Arbitration Association in effect as of the Effective Date of the Agreement. The request for mediation shall be submitted in writing to the American Arbitration Association and the other party to the Agreement.

12.
Entire Agreement. This Agreement is the entire Agreement and understanding of the parties as to its subject matter and supersedes all prior agreements, understandings or negotiations as to its subject matter, whether written or oral.

13.
Modification and Waiver. This Consulting Agreement may not be modified or amended except by an instrument in writing signed by the parties. No term or condition of this Consulting Agreement shall be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver shall be deemed to be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of Consultant, the Company, and their respective successors and permitted assigns. The Company shall be entitled to assign its rights and duties under this Agreement; provided, that the Company shall require any successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the obligations of the Company under this Agreement.

15.	Governing Law. The Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Nebraska.

16.	Amendments. This Agreement may not be amended or modified except by a writing executed by a duly authorized representative of both parties.

17.
Successors and Assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party. This Agreement shall benefit and bind the Company and Consultant, their respective successors, heirs and assigns.

18.	Headings. The headings in this Agreement are for convenience only and do not alter the meaning of any section hereof.

19.
Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with applicable law, continue in full force and effect.

IN WITNESS WHEREOF, the Company and Consultant have each caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Lincolnway Energy, LLC	Flag Leaf Financial Management, Inc
/s/ Michael A. Hollenberg	/s/ Jeff Kistner
Michael A. Hollenberg, CEO	Jeff Kistner, President
59522 W. Lincoln Highway,	21034 Arbor Court
Nevada, Ia. 50201	Omaha, Nebraska 68022
515-232-1010	402-490-3314
jkistner@flagleafcfo.com

EXHIBIT A

PROFESSIONAL SERVICES AND COMPENSATION

CONSULTING SERVICES

Consultant will provide solutions that prepare, monitor and report financial matters so management is better able to plan, budget, and forecast to ensure the Company is delivering on its strategic initiatives. These services include:

•	CFO-level expertise in areas such as the annual audit, SEC filings, reports to members, lender reporting and assist with tax filings.

•	day-to-day leadership and oversight for finance department. This role will coach, train and guide your full-time staff.

•	Strategic planning, forecasting, and budgeting.
The consultant will comply with all Company’s written policies and procedures.

The consultant will report to the Company’s CEO on a day to day basis and Board of Managers on a weekly basis as needed.

COMPENSATION

The Company shall pay Consultant ($10,000.00) Ten Thousand Dollars per month for the first (4) four months of services. The Company shall pay Consultant ($8,500.00) Eight Thousand Five Hundred Dollars per month for the next (3) three months of services. The compensation is payable every (30) thirty days after the effective date each month. The initial amount of time is estimated between 32 to 40 hours per week performed either on or offsite of the business location. During the next (3) three months, the hours will range from 24 to 40 hours per week. These hours are not limited and only stated as a guideline. In the (8th) eighth month the Company and Consultant will agree on new compensation requirements. If more or less hours are needed, the Company and Consultant will agree on hours per month when determining new compensation requirements. The Consultant’s normal hourly fee is $250.00 per hour if not on a retainer.

Compensation Summary
Term	Amount	Hours
Months 1 through 4	$10,000.00	32 to 40 Hours
Months 5 through 7	$8,500.00	24 to 40 Hours
Month 8	TBD

The Company shall reimburse Consultant for the actual expenses incurred while performing services under this Agreement, including air travel, lodging, rental car (personal car expenses shall not exceed IRS allowance, current IRS rate is $0.58 per mile), out-of-pocket living expenses for travel, and such expenses as printing, graphic design and reproduction expenses reasonably incurred as necessary in connection with the performance of the services. Any expenses other than nominal out-of-pocket expenses must be approved in advance by the Company. Consultant shall submit an itemized list of expenses, and the Company shall reimburse expenses after receipt of invoice.

HB: 4827-3760-4510.2